Exhibit 77(q)(1)

                                    EXHIBITS

(a) Form of Articles of Amendment to the Registrant's Articles of Incorporation changing the (1) Registrant's name from Pilgrim Investment Funds, Inc. to "ING Investment Funds, Inc." and (2) Fund's name from Pilgrim High Yield Fund to "ING High Yield Fund" - filed as an exhibit to Post-Effective Amendment No. 53 to the Registrant's Form N-1A Registration Statement on February 27, 2002 and incorporated herein by reference.

(b) The text of the Fund's new investment policy complying with Rule 35d-1 is incorporated by reference to the Fund's Prospectus and Statement of Additional Information, both dated March 1, 2002 and both filed in Post-Effective Amendment No. 53 to the Registrant's Form N-1A Registration Statement on February 27, 2002.